EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, as amended (File No. 333-252801) of AgEagle Aerial Systems Inc., of:

(i) our report dated March 31, 2021, relating to the consolidated financial statements for the year ended December 31, 2020, which appear in AgEagle Aerial System Inc’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on March 31, 2021; and

(ii) our report dated April 13, 2021, relating to the financial statements as of and for the year ended December 31, 2020 of MicaSense, Inc., which appear in the Current Report on Form 8-K/A of AgEagle Aerial Systems Inc., filed with the Securities and Exchange Commission on April 13, 2021.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Orlando, Florida

April 23, 2021